Chet Zalesky
                                         1745 Old Springhouse Lane, S400
                                         Atlanta, GA 30338


November 28, 2003



Mr. Peter Deros
Donini Inc.
4555 Des Grandes Prairies Blvd
Suite 30
St Leonard, Quebec
H1R 1A5


Dear Peter,

For personal reasons, I hereby tender my resignation as a Director of Donini Inc., effective immediately.


Sincerely,



/s/ Chet Zalesky
-------------------------
Chet Zalesky